Exhibit 10.22

Terms and Conditions for Cliff Performance RSU Awards

(Effective March 24, 2009)

Overview

These Terms and Conditions apply to Cliff Performance RSU Awards, which are grants of performance-based restricted stock units made pursuant to Section 7 of the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan (the “Plan”).  You were notified of your Cliff Performance RSU Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

Subject to the exceptions discussed under “Termination of Employment” (below), in order for your Cliff Performance RSU Award to vest, you must be continuously employed by Interval Leisure Group, Inc. (“ILG”) or any of its Subsidiaries through the third anniversary of the relevant award date (the “Continuous Service Requirement”).  Nothing in your Award Notice, these Terms and Conditions or the Plan shall confer upon you any right to continue in the employ or service of ILG or any of its Subsidiaries or interfere in any way with their rights to terminate your employment or service at any time.

EBITDA Performance Hurdles

Assuming satisfaction of the Continuous Service Requirement, the actual number of RSUs covered by your Cliff Performance RSU Award that will vest is dependent upon the achievement by ILG of certain levels of EBITDA in a specified year, with the actual number of RSUs vesting ranging from 0 to 200% of the Target RSU number specified in your Award Notice. Schedule A to these Terms and Conditions defines EBITDA, as well as explains how the achievement by ILG of various levels of EBITDA performance impacts the number of RSUs that you will ultimately receive (the “Performance Hurdles”).

Vesting

The vesting date for Cliff Performance RSU Awards (the “Cliff Performance RSU Award Vesting Date”) will be the third anniversary of the relevant award date (the “Third Anniversary”), subject to ILG’s Compensation and Human Resources Committee (the “Committee”) certification of the level of EBITDA that ILG achieved for the relevant year specified in the relevant Award Notice (the “Measurement Year”), which certification shall occur as soon as reasonably practicable following the date on which ILG releases its earnings for the Measurement Year.

If the Continuous Service Requirement is satisfied prior to the Cliff Performance RSU Award Vesting Date, no subsequent termination of employment for any reason (other than by ILG or its Subsidiaries for Cause, as described below) shall affect the ultimate vesting of your Cliff Performance RSU Award.

Termination of Employment

Subject to the provisions of your employment agreement, if any, upon the termination of your employment by ILG or any of its Subsidiaries after the first anniversary of the relevant award date but prior to the Third Anniversary (i) by ILG or any of its Subsidiaries without Cause, (ii) due to your death or Disability, (iii) by you for Good Reason (as defined below) or (iv) as a result of the sale, other disposition or other Disaffiliation of the ILG business or division by which you are employed (collectively, a “Qualifying Termination”), you shall retain eligibility to receive, for each completed twelve-month period (measured successively) of continued employment following the relevant award date, one-third of your Cliff Performance RSU Award.  The remaining RSUs covered by your Cliff Performance RSU Award shall be forfeited and canceled in their entirety on the date of your termination of employment.  On the Cliff Performance RSU Award Vesting Date, such portion of the RSUs that remain outstanding shall vest as determined by ILG’s achieved level of EBITDA in the Measurement Year.

By way of example, assume that you are granted a Cliff Performance RSU Award of 1,500 Target RSUs and are terminated without Cause by ILG fourteen (14) months after the relevant award date. At that time, your new Target RSU number shall be 500 (one-third of your original number) and you shall continue to be eligible to receive 1,000 RSUs if the Maximum Hurdle is achieved, which number will be reflected on Smith Barney’s website, www.benefitaccess.com. If on the EBITDA Certification Date (as defined below) the Committee determines that the target level of EBITDA for the Measurement Year has been achieved, you would vest at that time in 500 RSUs.

“Good Reason” shall mean, without your prior written consent: (A) a reduction in your rate of annual base salary or (B) a relocation of your principal place of business more than 35 miles from the city in which your principal place of business was located immediately prior to the relocation. Notwithstanding the foregoing, if you have a valid and effective employment agreement at the time of your termination that defines “Good Reason,” the definition in such agreement shall apply to your Cliff Performance RSU Award.  In order for any termination of employment to be for Good Reason, you must provide notice of the circumstances giving rise to a Good Reason termination to your supervisor and then, if such circumstances are not remedied within thirty (30) days of such notice, you must resign your employment within sixty (60) days of such notice.

Upon the termination of your employment by ILG or any of its Subsidiaries prior to the Third Anniversary for any reason other than a Qualifying Termination, your Cliff Performance RSU Award shall be forfeited and canceled in its entirety effective immediately upon such termination of employment.

If your employment is terminated by ILG or any of its Subsidiaries for Cause, or if following any termination of employment between you and ILG or any of its Subsidiaries for any reason ILG determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for termination for Cause, all outstanding Cliff Performance RSU Awards held by you shall be forfeited and canceled in their entirety upon such termination, and ILG may cause you, immediately upon notice, either to return the shares issued upon the settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for termination for Cause or to pay ILG an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such termination for Cause (i.e., the value of the RSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such RSUs.  This remedy shall be without prejudice to, or waiver of, any other remedies ILG or its Subsidiaries may have in such event.

Determination of EBITDA Performance

As soon as reasonably practicable following the date on which ILG releases its earnings for the Measurement Year, the Committee shall certify as to the level of EBITDA that ILG achieved for the Measurement Year, and the resulting percentage of Target RSUs that will vest (the “EBITDA Certification Date”).

Committee Discretion to Adjust EBITDA Performance Hurdles

Decrease of Performance Hurdles. Through the EBITDA Certification Date, the Committee shall retain discretion to decrease Performance Hurdles (or otherwise make adjustments that increase the likelihood of Performance Hurdles being achieved) at any time.  Furthermore, the Committee shall, within 90 days of the discovery of all relevant material facts relating to a Material Reduction Event (as defined below) by the Committee, decrease Performance Hurdles (or otherwise make adjustments that increase the likelihood of Performance Hurdles being achieved), such that, in the Committee’s good faith and sole judgment, the likelihood of achievement of the various Performance Hurdles as adjusted is no less likely than prior to the Material Reduction Event.

A “Material Reduction Event” means a discrete event which is likely to materially decrease EBITDA during the Measurement Year in a manner the Committee determines, in its good faith and sole judgment, is not properly reflective of growth in ILG’s performance in the Measurement Year over ILG’s fiscal year that began three years prior to the commencement of the Measurement Year (e.g., if the Measurement Year is 2009, then the relevant growth period is 2009 over 2006). For purposes of a Material Reduction Event, materiality shall be judged by the Committee without regard to the likelihood of achievement of any particular Performance Hurdles.

For example, the spin-off of a significant ILG business to ILG shareholders would most likely constitute a Material Reduction Event, as the Performance Hurdles would assume a contribution from the spun-off business, whereas the sale of an ILG business might not constitute a Material Reduction Event, as EBITDA in the Measurement Year would continue to benefit from the re-investment of the sale proceeds.  Nonetheless, under certain circumstances the sale of a business might constitute a Material Reduction Event, such as when the sale occurs during or at the end of the Measurement Year, resulting in the exclusion from EBITDA of prior earnings during the Measurement Year from the sold business, even though EBITDA did not get the benefit of the earnings from the sale proceeds for the entire period.  In any event, such transactions would not constitute Material Reduction Events unless the Committee determined, in its good faith and sole judgment, that they were material.

Increase of Performance Hurdles.  Through the EBITDA Certification Date, the Committee may, within 90 days of the discovery of all relevant material facts relating to a Material Accretion Event (as defined below) by the Committee, increase Performance Hurdles (or otherwise make adjustments that decrease the likelihood of Performance Hurdles being achieved). Any such adjustment shall be made such that, in the Committee’s good faith and sole judgment, the likelihood of achievement of the various Performance Hurdles is no less likely than prior to the Material Accretion Event.

A “Material Accretion Event” means a discrete event which is likely to materially increase EBITDA during the Measurement Year in a manner the Committee determines, in its good faith and sole judgment, is not properly reflective of growth in ILG’s performance in the Measurement Year over ILG’s fiscal year that began three years prior to the commencement of the Measurement Year (e.g., if the Measurement Year is 2009, then the relevant growth period is 2009 over 2006).  It is understood that the effects of accretive acquisitions and share repurchases will, except in extraordinary circumstances (as determined in the good faith and sole judgment of the Committee), generally be considered reflective of growth in ILG’s financial performance.  For purposes of a Material Accretion Event, materiality shall be judged by the Committee without regard to the likelihood of achievement of any particular Performance Hurdles.

For example, if ILG reversed a significant reserve during the Measurement Year, and such reversal materially increased EBITDA, then such reversal would likely constitute a Material Accretion Event, given that such reversal simply represents a shifting of net income from a prior period into the Measurement Year.

However, an accretive cash acquisition of a company would not constitute a Material Accretion Event, unless the Committee determined that the impact on EBITDA during the Measurement Year was not representative of the value added to ILG by such acquisition.

Determinations of the Committee regarding any adjustment (downward or upward) to Performance Hurdles through the EBITDA Certification Date will be final and conclusive. Discretion, both positive and negative, need not be applied uniformly by the Committee to all outstanding Cliff Performance RSU Awards, but no Cliff Performance RSU Awards can be treated less favorably than the majority of Cliff Performance RSU Awards subject to the same set of Performance Hurdles.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after the Cliff Performance RSU Award Vesting Date your RSUs shall be settled.  In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the RSUs vest.  For each RSU settled, ILG shall issue one share of Common Stock for each RSU vesting.  Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8, as applicable or (ii)

payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG or its Subsidiaries shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares issued upon settlement of the RSUs that gives rise to the withholding requirement.  In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ILG’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your RSUs, pay to ILG, or make arrangements satisfactory to ILG regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in Event of Change in Stock; Change in Control

In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting ILG or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board will make such substitutions or adjustments, if any, as it, in its good faith and sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients (including, but not limited to, recipients of Cliff Performance RSU Awards).

Subject to the terms of your employment agreement, if any, with ILG, in the event you cease to be employed by either ILG or any of its Subsidiaries within the one year period following a Change in Control as a result of (i) a termination by ILG or any of its Subsidiaries without Cause, (ii) your death or Disability or (iii) a resignation by you for Good Reason (as defined in Section 10 of the Plan), 100% of the Target RSUs set forth in your Award Notice shall automatically vest upon such termination of employment.  Notwithstanding the foregoing, if at the time of the Change in Control the Committee believes, in its good faith and sole judgment, that it is substantially likely that in the absence of the Change in Control a greater portion of the RSUs would have vested than the Target RSUs, then at such time the Committee shall make a determination to vest additional shares accordingly upon any such future terminations of employment. Any such determination by the Committee shall be final and conclusive and shall be the same for all Cliff Performance RSU Awards. For the avoidance of doubt, the Change in Control provision shall only apply in the case of a Change in Control of ILG and in no event shall apply to a Subsidiary of ILG.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs.  Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock prior to the Cliff Performance RSU Award Vesting Date for a particular Cliff Performance RSU Award, you will be credited with additional amounts for each RSU underlying such Cliff Performance RSU Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Change in Control” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern.  In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s intranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to ILG or any of its Subsidiaries and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”).  Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate.  You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Cliff Performance RSU Awards are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Cliff Performance RSU Award.

Notification of Changes

Any changes to these Terms and Conditions, including Schedule A (or any additional schedules) hereto, shall either be posted on ILG’s intranet and www.benefitaccess.com or communicated (either directly by ILG or indirectly through any of its Subsidiaries or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective. You are therefore urged to periodically check these Terms and Conditions, especially any schedules, to determine whether any changes have been made.